Business

Krispy Kreme planning 20 Thai stores

Published on February 21, 2011

US-based Krispy Kreme Doughnuts plans to double its number of international stores in the next five years, says Jeff Welch, the company's international president, in an exclusive interview with The Nation.

In Thailand, local franchisee KDN wants to open 20 Krispy Kreme stores in the next five years.

Welch said the company currently had 210 Krispy Kreme stores in the US, of which the company owns 80-90. The rest are franchised.

The company also has about 430 international stores in 21 countries outside the US, all of which are franchised.

"We would like to double the number of international stores to close to 1,000 outlets in five years. We also plan for significant growth in the US," said Welch.

"We have lots of room to grow in Thailand. In the next five years, we will also see a lot of growth in Europe in terms of new countries," he added.

Welch said the company started expanding in Asia in 2004, when the first franchised store opened in Korea. Thailand is the latest country to get a Krispy Kreme franchise, with the first outlet opening in Bangkok about five months ago.

The company currently has about 100 franchised stores in seven markets in Asia - excluding Australia - including the Philippines, Thailand, Korea, Japan and Indonesia. It also has about 150 outlets in six countries in the Middle East and 50 in the United Kingdom.

"We will continue to expand our franchised outlets in the existing 21 markets around the world as well as opening new markets in Europe, South America and Asia. About 50 new Krispy Kreme franchised stores will open this year," said Welch.

He said in many new markets like Bangkok, people already knew about Krispy Kreme Doughnuts as they had travelled, lived or studied overseas. They also loved the brand, he said.

Welch said appropriate locations for stores were those where lots of people gathered, went shopping and socialised. Types of Krispy Kreme store include 110-square-metre factory stores, 50-square-metre fresh shops and 10-square-metre kiosks.

Ausanee Mahagitsiri, chief executive officer of KDN, local franchisee of Krispy Kreme Doughnuts in Thailand, said the first Krispy Kreme store at Siam Paragon served more than 1,000 customers a day.

"We are interested in more than 10 potential locations both downtown and in the outskirts of Bangkok for opening new Krispy Kreme franchised outlets. We want to open between two to three new stores every year," said Ausanee.

She said the company planned to open about 20 stores in the next five years, focusing on the capital.

"We would like to share between 1 per cent and 2 per cent of the Bt2-billion doughnut market in Thailand this year. However, we want to see a significant market share of between 5 and 10 per cent in the next five years," she said. She added that the overall doughnut market in Thailand was growing about 10 per cent annually.

Welch said that due to its location, Bangkok could be a central supply point for ingredients and supplies such as boxes, cups and plastic bags in Southeast Asia.

By 2015, the Asean Economic Community (AEC) will be fully implemented and allow free flow of finished products and ingredients within the region with reduced or non-existent import duty or other trade barriers.

Welch added that by setting up a central supply chain, the company could pool its purchases of ingredients and supplies, generating economies of scale.

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